CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oshkosh Truck Corporation 1990 Incentive Stock Plan of our report dated October 30, 1998, except for Note 11, as to which the date is December 8, 1998, with respect to the consolidated financial statements of Oshkosh Truck Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1998 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/  Ernst & Young LLP

Milwaukee, Wisconsin
June 25, 1999